FOR IMMEDIATE RELEASE


   FOREST OIL ANNOUNCES $75 MILLION SUBORDINATED DEBT OFFERING


DENVER, COLORADO - JANUARY 28, 1998 - Forest Oil Corporation (NYSE:FST) announced today that it has priced a private offering of $75 million principal amount of 8-3/4% Senior Subordinated Notes due 2007, an add-on to the company's existing $125 million Senior Subordinated Notes that were issued in September 1997.
The notes bear a stated coupon rate of 8-3/4%, and the company will receive net proceeds of approximately $75 million. Canadian Forest Oil Ltd., a wholly-owned Canadian subsidiary of Forest, is the issuer of the notes.

The net proceeds will be used to provide funds for the previously announced acquisition of oil and gas properties in Louisiana.
The new notes are being issued pursuant to an underwritten Rule 144A offering. The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States without registration or an applicable exemption from registration.

This news release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that expected results will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include drilling risks, environmental risks, operating risks and other risk factors as described in the company's 1996 Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

Forest Oil Corporation is engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil in North America. Forest's principal reserves and producing properties are located in the Gulf of Mexico, Texas, Oklahoma, Wyoming and Canada. Forest's common stock trades on the New York Stock Exchange under the symbol FST.

January 28, 1998

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